UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	March 5, 2010

Triple-S Management Corporation
__________________________________________
(Exact name of registrant as specified in its charter)

Puerto Rico	000-49762	66-0555678
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1441 F.D. Roosevelt Avenue, San Juan, Puerto Rico		00920
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	787-749-4949

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On March 4, 2010, Triple-S Management Corporation (the "Company") entered into an employment agreement (the "Agreement") with Mr. Ramón M. Ruiz-Comas in connection with his continued employment as President and Chief Executive Officer of the Company. The Agreement applies to Mr. Ruiz-Comas’ employment from January 1, 2010 to December 31, 2012 and is not subject to automatic extension.

Pursuant to the terms of the Agreement and commencing on January 1, 2010, Mr. Ruiz-Comas will receive a minimum base annual salary of $611,949. The Board of Directors of the Company (the "Board") may increase Mr. Ruiz-Comas’ base annual salary in subsequent years under the Agreement pursuant to the Board’s compensation policy. In addition, Mr. Ruiz-Comas will be eligible to receive a performance bonus for each fiscal year, which will be based on metrics established by the Board and computed pursuant to the Board’s compensation policy. The Board may also provide, in its discretion, other types of short or long-term incentive compensation to Mr. Ruiz-Comas. Under the Company’s compensation program, Mr. Ruiz-Comas is also entitled to receive a Christmas bonus and participate in any pension or other retirement benefit plan, profit sharing, deferred compensation or other plans, and any other benefits and privileges on the same basis as generally provided to other executives of the Company. Mr. Ruiz-Comas is also entitled to receive certain perquisites such as a car allowance and other business related expenses.

If as a result of a change of control (as defined in the Agreement) of the Company, Mr. Ruiz-Comas resigns for good cause (as defined in the Agreement) or is terminated without cause, he will be entitled to receive: (i) an amount equal to two times the sum of (a) the highest base annual salary paid by the Company to Mr. Ruiz-Comas during the three years preceding the change of control and (b) the average performance bonus paid by the Company to Mr. Ruiz-Comas for the preceding three years; (ii) certain perquisites and fringe benefits (the "Fringe Benefits") for twenty-four months after the change of control; and (iii) the non-compete consideration described below (the "Non-compete Consideration").

If Mr. Ruiz-Comas’ employment is terminated by the Company without cause, he will be entitled to receive: (i) a severance payment equal to the greater of (a) an amount equal to the base annual salary otherwise payable to him until the expiration of the Agreement and (b) the base annual salary for one year; (ii) the continuation of the Fringe Benefits until the expiration of the Agreement or for a term of one year, whichever is longer; and (iii) the Non-compete Consideration. If the Company does not renew Mr. Ruiz-Comas’ employment after the expiration of the Agreement, Mr. Ruiz-Comas’ will be entitled to receive (i) his base annual salary for one year; (ii) the Fringe Benefits for one year, and (ii) the Non-Compete Consideration.

Mr. Ruiz-Comas has agreed to maintain in strictest confidence and not to use in any way, publish, disclose or authorize anyone else to use in any way, publish or disclose any confidential information relating in any manner to the business or affairs of the Company and its affiliates. He has also agreed not to compete with the Company or its affiliates for twelve months after the expiration or earlier termination of the Agreement. In exchange for this covenant not to compete, which is limited to the Commonwealth of Puerto Rico, the Company will pay Mr. Ruiz-Comas an amount equal to his base annual salary in 12 consecutive monthly installments commencing on the month following the expiration or earlier termination of the Agreement.

The description of the Agreement is qualified in its entirety by reference to the complete text of the Agreement which was filed as Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.

Item 9.01 Financial Statements and Exhibits.

(a) Not applicable.
(b) Not applicable.
(c) Not Applicable.
(d) Exhibits.

10.1 Employment Agreement, dated March 4, 2010, between the Company and Ramón M. Ruiz-Comas (incorporated by reference to Exhibit 10.24 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2009).

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Triple-S Management Corporation

March 5, 2010	By:	Roberto García

Name: Roberto García
Title: Vice President and General Counsel